Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

eResearchTechnology, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-170526 and 333-88361) and Form S-8 (Nos. 333-61954, 333-26471, 333-80121, 333-107272, 333-133775, and 333-176142) of eResearchTechnology, Inc. of our reports dated March 2, 2012, with respect to the consolidated balance sheets of eResearchTechnology, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of eResearchTechnology, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 2, 2012